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                                                                EXHIBIT 8




                                ALSTON & BIRD
                                    (LOGO)

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                       Fax: 404-881-7777  Telex: 54-2996

Philip C. Cook                                       Direct Dial (404) 881-7491


                               ____________, 1994


Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203

American Bancshares, Inc.
1500 North 18th Street
Monroe, Louisiana 71201

         Re: PROPOSED MERGER OF AMERICAN BANCSHARES, INC. WITH AND INTO REGIONS FINANCIAL CORPORATION

Ladies and Gentlemen:

        We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of American Bancshares, Inc. ("ABI"), a corporation organized and existing under the laws of the State of Louisiana, with and into Regions. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of June 1, 1994, by and between ABI and Regions (the "Merger Agreement"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

        In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement, and unless otherwise specified, all section references herein are to the Code.
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Regions Financial Corporation
American Bancshares, Inc.
____________, 1994
Page 2

                            INFORMATION RELIED UPON

        In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

               (1)      the Merger Agreement;

               (2) the proxy statement/prospectus included in Regions' Registration Statement on Form S-4, being filed with the Securities and Exchange Commission with respect to the proposed transaction; and

               (3) such additional documents as we have considered relevant.

        In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

        We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and ABI and through the Certificate of Representations provided by the management of Regions and the Certificate of Representations provided by the management of ABI.

        You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking-related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Monroe, Louisiana market area. To achieve these goals, the following will occur pursuant to the Merger Agreement:

               (1) ABI will merge with and into Regions pursuant to the General Corporation Law of Delaware and the Louisiana Business Corporation Law. Regions will acquire all the assets and assume all the liabilities of ABI. ABI's separate corporate existence will cease to exist, and Regions will be the surviving corporation. Thereafter, Regions will continue to conduct its business and will continue to operate the businesses of ABI conducted prior to the Merger.

               (2) Each share of ABI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights are duly exercised and except as provided below) shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive certificates representing 2.4445 shares of Regions Common Stock, subject to adjustment as provided in the Merger Agreement. At the Effective Time, any and all shares of ABI Common Stock held by any ABI Company or any Regions Company (in each case




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Regions Financial Corporation
American Bancshares, Inc.
____________, 1994
Page 3




other than in a fiduciary capacity or as a result of debts previously contracted) shall be canceled and retired, and no consideration shall be paid in exchange therefor. In the event Regions or ABI changes the number of shares of Regions Common Stock or ABI Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization, the number of shares of Regions Common Stock into which shares of ABI Common Stock shall be converted shall be equitably adjusted to reflect the effect of such stock split, stock dividend, or similar recapitalization.

               (3) No fractional shares of Regions Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, cash adjustments (without interest) will be paid to the holders of ABI Common Stock, in respect of any fraction of a share of Regions Common Stock that would otherwise be issuable, in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing sales price of Regions Common Stock on the NASDAQ/NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source chosen by Regions) for the last full trading day on which such shares are traded on the NASDAQ/ NMS preceding the Effective Time. No such holder shall be entitled to dividends, voting rights, or any other stockholder right in respect of any fractional share.

               (4) Any holder of shares of ABI Common Stock who objects to the Merger and who exercises his statutory dissenters' rights of appraisal will be entitled to receive the value of such shares in cash calculated and determined pursuant to the applicable provisions of the Louisiana Business Corporation Law and shall not be entitled to receive the consideration otherwise provided by the Merger Agreement.

        You have advised us that after the merger of ABI with and into Regions, ABI's wholly-owned subsidiary, First American Bank and Trust Company of Louisiana ("First American"), will be merged with and into the entity currently existing as Secor Bank, FSB ("Secor"), a subsidiary of Regions Corporation. Regions Corporation is a wholly-owned Regions subsidiary. The merger of First American with and into Secor will occur only after 1) Secor converts its charter from that of a federal savings bank to that of a Louisiana commercial bank and 2) the appropriate regulatory approval for the merger is received.





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Regions Financial Corporation
American Bancshares, Inc.
____________, 1994
Page 4




        With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

               (1) The fair market value of the Regions Common Stock and other consideration received by the stockholders of ABI will be, in each instance, approximately equal to the fair market value of the ABI Common Stock surrendered in exchange therefor.

               (2) There is no plan or intention on the part of the stockholders of ABI who own one percent (1%) or more of the ABI stock, and to the best of the knowledge of the management of ABI, there is no plan or intention on the part of the remaining stockholders of ABI to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the stock of ABI outstanding immediately prior to the Effective Time. For purposes of this representation, shares of ABI stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Regions stock will be treated as outstanding ABI stock as of the Effective Time. Moreover, shares of ABI stock and shares of Regions stock held by ABI stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

               (3) Regions has no plan or intention to reacquire any of its stock issued in the transaction.

               (4) Regions has no plan or intention to sell or otherwise dispose of any of the assets of ABI acquired in the transaction, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by Regions.

               (5) The liabilities of ABI assumed by Regions and the liabilities to which the transferred assets of ABI are subject were incurred by ABI in the ordinary course of its business.

               (6) Following the transaction, Regions will continue the historic business of ABI or use a significant portion of ABI's historic business assets in a business.

               (7) Regions, ABI, and the stockholders of ABI will pay their respective expenses, if any, incurred in connection with the transaction.

               (8) There is no intercorporate indebtedness existing between ABI and Regions that was issued, acquired, or will be settled at a discount.

               (9) ABI is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.





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Regions Financial Corporation
American Bancshares, Inc.
____________, 1994
Page 5




               (10) The fair market value and the total adjusted basis of the assets of ABI transferred to Regions will each equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

               (11) The payment of cash in lieu of fractional shares of Regions stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the ABI stockholders instead of issuing fractional shares of Regions stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the ABI stockholders in exchange for their shares of ABI stock. The fractional share interests of each ABI stockholder will be aggregated, and no ABI stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions stock.

               (12) None of the compensation received by any stockholder-employees of ABI will be separate consideration for, or allocable to, any of their shares of ABI stock; none of the shares of Regions stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

               (13) At all times during the five-year period ending at the Effective Time, the fair market value of all of ABI's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest,
(y) ABI is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which ABI is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by ABI, in the case of a first-tier subsidiary of ABI or by a controlled corporation, in the case of a lower-tier subsidiary.

               (14) For each of Regions and ABI, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one





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Regions Financial Corporation
American Bancshares, Inc.
____________, 1994
Page 6




issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

               (15) ABI has not filed, and holds no assets subject to, a consent under section 341(f) of the Code and the regulations thereunder.

               (16) ABI is not a party to, and holds no assets subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and the regulations thereunder.

               (17) The Merger Agreement represents the entire understanding of ABI and Regions with respect to the Merger.

                                    OPINIONS

        Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Merger Agreement and that the representations made by Regions and ABI (including the representation that ABI stockholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

               (1) Provided the Merger qualifies as a statutory merger under the General Corporation Law of Delaware and the Louisiana Business Corporation Law, the Merger will be a reorganization within the meaning of section 368(a)(1)(A). ABI and Regions will each be "a party to a reorganization" within the meaning of section 368(b).

               (2) ABI will recognize no gain or loss upon the transfer of its assets to Regions in exchange solely for Regions Common Stock and the assumption by Regions of the liabilities of ABI. Sections 361(a) and 357(a).

               (3) No gain or loss will be recognized by Regions on receipt of ABI's assets in exchange for Regions Common Stock. Section 1032(a).





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Regions Financial Corporation
American Bancshares, Inc.
____________, 1994
Page 7




               (4) The basis of ABI's assets in the hands of Regions will, in each case, be the same as the basis of those assets in the hands of ABI immediately prior to the transaction. Section 362(b).

               (5) The holding period of the assets of ABI in the hands of Regions will, in each case, include the period during which such assets were held by ABI. Section 1223(2).

               (6) The stockholders of ABI will recognize no gain or loss upon the exchange of their ABI Common Stock solely for shares of Regions Common Stock. Section 354(a)(1).

               (7) The basis of the Regions Common Stock received by the ABI stockholders in the proposed transaction will, in each instance, be the same as the basis of the ABI Common Stock surrendered in exchange therefor.
Section 358(a)(1).

               (8) The holding period of the Regions Common Stock received by the ABI stockholders will, in each instance, include the period during which the ABI Common Stock surrendered in exchange therefor was held, provided that the ABI Common Stock was held as a capital asset on the date of the exchange.
Section 1223(1).

               (9) The payment of cash to ABI stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a). Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

               (10) Where solely cash is received by an ABI stockholder in exchange for his ABI Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of his ABI Common Stock, subject to the provisions and limitations of section 302.

        The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.





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Regions Financial Corporation
American Bancshares, Inc.
____________, 1994
Page 8




        We consent to this opinion as an exhibit to the Registration Statement filed by Regions relating to the proposed Merger and to the references to our firm in the proxy statement/prospectus included in the Registration Statement. This opinion is being provided solely for the use of Regions, ABI and their stockholders. No other person or party shall be entitled to rely on this opinion.

                                                 Very truly yours,

                                                 ALSTON & BIRD

                                                 By:
                                                    ---------------
                                                    Philip C. Cook





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